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                          Securities and Exchange Commission

                                Washington, D.C.  20549
                                        Form 8-K

                                   Current Report
    Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported)    November 13, 1996



                             SCRIPTEL HOLDING, INC.
                 (Exact name of registrant as specified in its charter)

  Delaware                        0-20938                         31-1069865
(State or other jurisdiction    ( Commission                  ( IRS Employer
  of incorporation)              file number)              Identification No.)


4153 Arlingate Plaza        Columbus, OH         43228
( Address of principal executive offices)

                                (614) 276-8402
                         (Registrant's telephone number,
                               including area code)

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Item 5. Other events:

A. On November 14, 1996, the Company settled the litigation filed by three former officers of Coloray Display Corporation on February 23, 1996 in Alameda County Superior Court, Hayward, California, entitled Michael W. Blas, M. Kathy Vieth, and Daniel J. Devine vs. Coloray Display Corporation and Scriptel Holding, Inc. Each party issued to and received from the other parties full releases, with prejudice, from all liabilities and further action. The plaintiffs surrendered all the options they held to purchase common shares, and the Company issued a total of 750,000 common shares to the three individuals. No cash was given or received. Each party is responsible for their own attorney's fees. The shares were issued under the provisions of Rule 144 promulgated by the Securities and Exchange Commission. The shares are restricted, and may not be sold until registered or an exemption from registration under Rule 144 is available.

B. On November 14, 1996, the Company announced that AAEON Electronics selected Scriptel's WriteTouch (TM) digital pen technology to be the solution of choice for their new pen based products. Manufacturing and delivery of the new products will start in 1997. AAEON, after demonstrating the pen based products with WriteTouch (TM), secured two customers for their new products. They anticipate the volume from these customers to exceed 30,000 units during 1997. The text of the press release is attached as an exhibit to this form 8-K Current Report.


Item 7. Financial Statements, Pro Forma Financial Information And Exhibits

(c) Exhibit 99 - Text of a press release entitled "AAEON ELECTRONICS SELECTS SCRIPTEL WRITETOUCH (TM) DIGITAL PEN TECHNOLOGY"


Item 9.  Sales Of Equity Securities Pursuant To Regulation S

A. The Company issued a $275,000 convertible debenture in August 1996 under the provisions of Regulation S promulgated by the Securities and Exchange Commission ("Regulation S"). In September 1996, the investor, a foreign company, converted the principal and accrued interest on the debenture into 734,900 common shares, at $0.375 per share. (The debenture's conversion price was 60% of the market price of the stock, as defined, on the date of conversion, but was subject to a minimum conversion price of $0.375 per share.) In recognition of a reduction in the market price of the Company's common stock, the Company and the investor amended the original terms of the debenture to reflect a new minimum conversion price of $0.30 per share. On November 13, 1996, the Company issued an additional 183,726 common shares to the foreign investor. The Company received no additional consideration for the additional shares; however, the foreign investor and other foreign investors (see below) have continued to invest in the Company's convertible debentures issued through Alexander, Wescott & Co., Inc. ("Wescott"), the placement agent for the debentures.

B. In October 1996, following a decline in the market price of the Company's common stock to below $0.40 per share, the Company amended its agreement with Wescott, to the effect that the minimum conversion price on future convertible debenture issuances was reduced to $0.20 per share. In November 1996, the Company amended two Regulation S debentures which were outstanding at September 30, 1996 and which were held by foreign investors. The amendments extended the same minimum conversion price terms of $0.20 per share to these debentures, totalling $200,000. These debentures and accrued interest were converted under the new terms in November 1996. A $100,000 debenture plus interest was converted at $0.228 per share on November 13, 1996 into 441,480 shares. A $100,000 debenture plus interest was converted at $0.20 per share on November 15, 1996 into 504,520 shares.

C. On November 15, 1996, a total of $175,000 of Regulation S convertible debentures issued in October 1996, and accrued interest, was converted into a total of 880,979 common shares. These were also originally placed by Wescott.

D. On November 14, 1996, the Company issued a $150,000 Regulation S convertible debenture to a foreign investor after receipt of funds in that amount. An additional $50,000 debenture was issued November 18, 1996 after receipt of cash in that amount. Cash commission and expenses paid to Wescott on these transactions totalled $26,000. The debentures are convertible at 60% of the market price of the Company's common stock, as defined, on the date of conversion, subject to a minimum conversion price of $0.20 per share and a maximum conversion price of $1.50 per share.

E. The market bid price of the Company's common stock from November 13, 1996 to November 18, 1996 ranged from $0.23 to $0.36 per share.

Signatures


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


November 19, 1996
Scriptel Holding, Inc.
(Registrant)


By:   /s/ Frederick A. Niebauer
          Frederick A. Niebauer
          Treasurer  (principal financial and accounting officer)